Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 (this “Amendment No. 1”) to Business Combination Agreement is made and entered into effective as of May 10, 2023, by and among (i) Apeiron Capital Investment Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) Apeiron Capital Sponsor, LLC, a Delaware limited liability company, in the capacity as the representative from and after the Closing for the stockholders of the Purchaser (other than the Sellers and their respective successors and assigns) in accordance with the terms and conditions of the BCA (the “Purchaser Representative”), (iii) GIO World Health, Ltd., a private company formed under the laws of England and Wales (the “Company”), (iv) each of the shareholders of the Company that are named on Annex I hereto that have executed and delivered a copy of this Agreement as of the date hereof (collectively, the “Signing Sellers”), and (vi) Deven Patel, in the capacity as the representative for the Sellers in accordance with the terms and conditions of this Agreement (the “Seller Representative”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Original BCA (as defined below).

WHEREAS, Purchaser, Purchaser Representative, the Company, the Signing Sellers and the Seller Representative are parties to that certain Business Combination Agreement made and entered into as of March 8, 2023 (the “Original BCA”).

WHEREAS, the parties desire to amend the Original BCA on the terms and conditions set forth herein (as amended, including by this Amendment, the “BCA”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Original BCA, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. National Exchange; Exchange. The parties hereby agree that

(a) In each and every instance in which the capitalized term “National Exchange” appears in the Original BCA, such term shall be considered amended and replaced by the capitalized term “Exchange,” which shall have the following meaning:

“Exchange” means (i) any United States securities exchange registered with the SEC under Section 6(a) of the Exchange Act, including NYSE, NASDAQ, NYSE American or any equivalent exchange or (ii) a trading marketplace operated by OTC Markets Group Inc.

(b) Section 7.1(i) of the Original BCA shall be amended and restated in its entirety as follows:

Exchange Listing. The Purchaser, immediately after the Closing and after giving effect to the Closing Redemption, the issuance of the Exchange Shares, any Transaction Financing and any of the other transactions contemplated by this Agreement, shall have received evidence reasonably acceptable to the Purchaser and the Company that the shares of Purchaser Class A Common Stock shall be listed on a National Exchange immediately following the Closing, or, to the extent listing on a National Exchange, based on listing qualifications or other factors, is not commercially reasonable or is not possible (as determined by the Purchaser and its legal counsel, in consultation with the Company and its legal counsel), an Exchange.

2. Exchange Consideration. Section 1.2 of the Original BCA is hereby amended and restated in its entirety as follows:

1.2  Exchange Consideration. At the Closing, subject to an upon the terms and conditions of this Agreement, as consideration for the Purchased Shares, the Sellers collectively shall be entitled to have issued to them by the Purchaser, in the aggregate, a number of shares of Purchaser Class A Common Stock (the “Exchange Shares”) with an aggregate value equal to (a) Two Hundred Fifty Million U.S. Dollars ($250,000,000), multiplied by (b) the percentage (the “Purchased Share Percentage”) equal to (i) the total number of Purchased Shares, divided by (ii) the total number of issued and outstanding capital shares of the Company plus the number of capital shares of the Company held in treasury (the “Exchange Consideration”). For each Purchased Share held by a Seller immediately prior to the Closing, such Seller shall receive a number of Exchange Shares equal to (A) such Seller’s Pro Rata Share divided by (B) the Redemption Price, with each Seller’s “Pro Rata Share” to be determined based on the percentage of Purchased Shares owned by such Seller as compared to the total number of issued and outstanding capital shares of the Company plus the number of capital shares of the Company held in treasury. Any capital shares of the company held in treasury immediately after the Closing will be cancelled by the Company. Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Class A Common Stock will be issued by the Purchaser by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Class A Common Stock (after aggregating all fractional shares of Purchaser Class A Common Stock that would otherwise be received by such Person) shall instead have the number of shares of Purchaser Class A Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Class A Common Stock. Additionally, after the Closing, subject to the terms and conditions set forth in this Agreement, the Earnout Sellers shall have the contingent right to receive Earnout Shares from the Purchaser as additional consideration if the applicable Share Price Targets as set forth in Section 1.3 are satisfied. For the avoidance of doubt, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are a Seller hereunder, either as a Signing Seller or a Joining Seller, and then only with respect to the issued and outstanding Company Ordinary Shares that they own.

1/4

3. Company Capitalization.

(a) The parties hereby agree that the first two sentences of Section 4.3(a) are hereby deleted and replaced in their entirety with the following: “The Company is authorized to issue 25,328,400 Company Ordinary Shares, of which 23,828,312 shares are issued and outstanding. 1,520,088 Company Ordinary Shares are held in treasury.”

(b) Annex I to the Original BCA is hereby amended and restated in its entirety as attached hereto as Annex I.

4. Company Restructuring. The parties hereby agree that:

(a) Section 6.20(a) of the Original BCA is hereby amended and restated in its entirety as:

Prior to the Closing, the Company shall, and shall cause its Affiliate GIOSTAR to, negotiate in good faith a supply agreement among the Company and the Purchaser, consistent with the terms set forth on Annex II hereto (the “GIOSTAR Supply Agreement”) to be effective as of the Closing, in form and substance reasonably acceptable to the Purchaser.

(b) Section 6.20(b) of the Original BCA is hereby amended and restated in its entirety as:

As promptly as practicable after the date hereof (and, with respect to any particular action or transaction described in Schedule 6.20(b) hereto (the “Company Restructuring Schedule”), on or before any such date by which such transaction or action is required to be effected or completed in accordance with the Company Restructuring Schedule), the Target Companies and the Sellers shall consummate (and each applicable Seller shall cause the applicable Affiliate(s) of the Target Companies or of such Seller to consummate) a restructuring of the business of the Target Companies and the respective Affiliates of the Target Companies and the Sellers as described on the Company Restructuring Schedule.

(c) Schedule 6.20(b) of the Original BCA is hereby amended and restated in its entirety as attached hereto as Annex II.

(d) Section 7.3(e) of the Original BCA is hereby amended and restated in its entirety as:

The Company, and each Affiliate of any Target Company or any Seller, as applicable, shall have completed or caused to be completed the Company Restructuring in form and substance reasonably acceptable to the Purchaser.

5. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original BCA and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original BCA or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the BCA in the BCA or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original BCA, as amended by this Amendment (or as the BCA may be further amended or modified after the date hereof in accordance with the terms thereof). The BCA, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the BCA, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original BCA is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original BCA shall, to the extent of such difference or inconsistency, be disregarded. This Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original BCA, and, without limiting the foregoing, Sections 10.1 through 10.12 and 10.13 through 10.18 of the Original BCA are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Business Combination Agreement as of the date first written above.

The Purchaser:

Apeiron Capital Investment Corp.

By:	/s/ Joel Shulman
Name: Joel Shulman
Title: Chief Executive Officer

The Purchaser Representative:

Apeiron Capital Sponsor LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Joel Shulman
Name: Joel Shulman
Title: Managing Member

The Company:

GIO World Health, Ltd.

By:	/s/ Deven Patel
Name: Deven Patel
Title: Chief Executive Officer

The Seller Representative:

/s/ Deven Patel
Deven Patel, solely in the capacity as the Seller Representative hereunder

Annex I

The contents of this Annex I amend and replace, in their entirety, the contents of Annex I to the Original BCA.

ANNEX I
List of Sellers

Seller Name	No. of Company Ordinary Shares Held	Percentage of Total Shares	Current Pro Rata Share	Current Earnout Pro Rata Share
Signing Sellers
Global Institute of Stem Cell Therapy and Research Inc.	17,000,000	67.118%	68.000%	81.731%
TAG Partners Ltd.	2,679,912	10.581%	10.720%	0.000%
Deven Patel	1,900,000	7.501%	7.600%	9.135%
Dr. Anand Srivastava	1,900,000	7.501%	7.600%	9.135%
Total Held by Signing Sellers	23,479,912	92.702%	100.000%	100.000%

Other Company Shareholders
Suresh Deopura	210,000	0.829%	0.000%	0.000%
Anil Aneja	20,000	0.079%	0.000%	0.000%
Ram Baheti	20,000	0.079%	0.000%	0.000%
Jesse David Mitchell	20,000	0.079%	0.000%	0.000%
Nihal Deopura	13,000	0.051%	0.000%	0.000%
Chandraprakash Namwal	10,000	0.039%	0.000%	0.000%
Senbo Pillay	10,000	0.039%	0.000%	0.000%
Priyanka Amreesh Jhanwar	8,000	0.032%	0.000%	0.000%
Rajesh Gupta	5,000	0.020%	0.000%	0.000%
Anil Surpur	4,000	0.016%	0.000%	0.000%
Sangeeta Jhanwar	2,400	0.009%	0.000%	0.000%
Karthikeyan Venkatraman	2,000	0.008%	0.000%	0.000%
Lamitra Praveen Dhir	1,800	0.007%	0.000%	0.000%
Sravanthi Madhadi	1,200	0.005%	0.000%	0.000%
Inonda Ltd	1,000	0.004%	0.000%	0.000%
Total Held by Other Company Shareholders	328,400	1.297%	0.000%	0.000%

Shares Held in Treasury	1,520,088	6.002%	0.000%	0.000%

TOTAL COMPANY ORDINARY SHARES	25,328,400	100.000%	100.000%	100.000%

5